Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: October 2004

1)	Beginning of the Month Principal Receivables:	$35,101,219,970.10
2)	Beginning of the Month Finance Charge Receivables:	$861,621,752.72
3)	Beginning of the Month Discounted Receivables:	$0.00
4)	Beginning of the Month Total Receivables:	$35,962,841,722.82

5)	Removed Principal Receivables:	$0.00
6)	Removed Finance Charge Receivables:	$0.00
7)	Removed Total Receivables:	$0.00

8)	Additional Principal Receivables:	$0.00
9)	Additional Finance Charge Receivables:	$0.00
10)	Additional Total Receivables:	$0.00

11)	Discounted Receivables Generated this Period:	$0.00

12)	End of the Month Principal Receivables:	$34,638,814,610.38
13)	End of the Month Finance Charge Receivables:	$842,112,948.85
14)	End of the Month Discounted Receivables:	$0.00
15)	End of the Month Total Receivables:	$35,480,927,559.23

16)	Excess Funding Account Balance	$0.00
17)	Adjusted Invested Amount of all Master Trust Series	$29,416,205,560.22

18)	End of the Month Seller Percentage	15.08%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: October 2004

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	454,916	$508,314,878.29
	3)	60 - 89 days delinquent	278,090	$337,377,025.66
	4)	90+ days delinquent	592,040	$756,670,669.84

	5)	Total 30+ days delinquent	1,325,046	$1,602,362,573.79

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.52%

7)	Defaulted Accounts during the Month		182,523	$176,119,897.44

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			6.02%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: October 2004

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$5,659,528,371.30	15.74%

2)	Collections of Principal Receivables and Principal Payment Rate		$5,051,956,767.51	14.39%

	3)	Prior Month Billed Finance Charges and Fees	$450,823,818.96
	4)	Amortized AMF Income	$43,708,809.65
	5)	Interchange Collected	$70,842,327.93
	6)	Recoveries of Charged Off Accounts	$54,510,627.43
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$619,885,583.97	21.19%

	Capital One Master Trust (AMF COLLECTIONS)
	MONTHLY PERIOD: October 2004

1)	Beginning Unamortized AMF Balance			$238,457,142.38
	2)	+ AMF Slug	$0.00
	3)	+ AMF Collections	$31,394,829.47
	4)	- Amortized AMF Income	$43,708,809.65
5)	Ending Unamortized AMF Balance			$226,143,162.20

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables